EXHIBIT 99.1


                                                    PRESS RELEASE



                  FOR IMMEDIATE RELEASE: February 14, 2003
    Contact: Jerry Reaux, Chairman, President and Chief Executive Officer

                         200 WEST CONGRESS STREET
                        LAFAYETTE, LOUISIANA  70501
                         TELEPHONE (337) 232-4631

                     ACADIANA BANCSHARES SHAREHOLDERS
                       APPROVE ACQUISITION AGREEMENT

     Lafayette, Louisiana-Acadiana Bancshares, Inc. ("Acadiana"), the holding company for LBA Savings Bank ("LBA") announced today that its stockholders at the special meeting held today approved the adoption of the acquisition agreement pursuant to which IBERIABANK Corporation will acquire Acadiana. Terms of the agreement call for an estimated total payment of $7.88 in cash and $31.50 of IBERIABANK Corporation common stock for each share of ANA Common Stock.

     "We are extremely gratified that our stockholders approved the merger with IBERIABANK Corporation," stated Jerry Reaux, Chairman, President and Chief Executive Officer of Acadiana. Mr. Reaux added, "IBERIABANK Corporation is a premier financial institution and offers a broad array of products that will meet the needs of our clients." Mr. Reaux also indicated that, subject to the receipt of final regulatory approvals, Acadiana and IBERIABANK Corporation currently expect the transaction to close in the first quarter of 2003.

     Acadiana is headquartered in Lafayette, Louisiana, and is traded on the American Stock Exchange under the Symbol "ANA." Acadiana's web address is www.acadianabancshares.com. In addition to its four Lafayette locations, LBA Savings Bank has a branch in New Iberia, Louisiana, and a loan production office in Eunice, Louisiana. LBA is currently in its 103rd year in operation.

     Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.